                                                                     EXHIBIT 3.1

                          SHAMAN PHARMACEUTICALS, INC.

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES D CONVERTIBLE PREFERRED STOCK

               (Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware)

                                 --------------

               Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

               That pursuant to authority vested in the Board of Directors of the Corporation (the "Board of Directors" or the "Board") by paragraph (B) of
Article IV of the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate"), the Board of Directors, at a meeting duly called and held on October 20, 1998, adopted certain recitals and resolutions providing for the creation of a series of the Corporation's Preferred Stock, $0.001 par value, which series is designated "Series D Convertible Preferred Stock", which recitals and resolution are as follows:

               WHEREAS, the Certificate provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series;

               WHEREAS, the Board is granted the power in the Certificate to determine the powers, rights, preferences, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof;

               WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the powers, rights, preferences, qualifications, limitations and restrictions relating to a new series of Preferred Stock, designated Series D Preferred Stock, and the number of shares constituting such series:

               NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate, the Board of Directors does hereby create a series of Preferred Stock, par value $0.001 per share (hereinafter called the "Preferred Stock"), of the Corporation, and the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, such series of Preferred Stock as follows:

                      SERIES D CONVERTIBLE PREFERRED STOCK

        1. CERTAIN DEFINED TERMS.

                (a) All the agreements or instruments defined in this Certificate of Designation shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Certificate of Designation.

                (b) The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Adjustment Notice" means an Adjustment Notice substantially in the form set forth in Section 13(f).

        "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the subject Person. For purposes of the term "Affiliate," the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.

        "Aggregated Person" means, with respect to any holder of shares of Series D Preferred Stock, any Person whose beneficial ownership of shares of Common Stock would be aggregated with such holder's beneficial ownership of shares of Common Stock for purposes of Section 13(d) of the 1934 Act and Regulation 13D-G thereunder.

        "AMEX" means the American Stock Exchange, Inc.

        "Arrearage Interest" means interest at the rate of 12% per annum on any dividend on shares of Series D Preferred Stock which dividend is not paid on a Dividend Payment Date, whether or not declared, from such Dividend Payment Date.

        "Auditors" means Ernst & Young LLP or such other firm of independent public accountants of recognized national standing as shall have been engaged by the Corporation to audit its financial statements.

        "Auditors' Determination" means a determination requested by the Corporation and signed by the Auditors concurring with the Corporation's conclusion that a requirement of the Corporation to redeem, or a right of any holder of shares of Series D Preferred Stock to require redemption of, shares of Series D Preferred Stock by reason of the occurrence of a specified Optional Redemption Event which occurs by reason of an event described in clause (1), (2) or (3) of the definition of Optional Redemption Event would result in the Corporation being required to classify the Series D Preferred Stock as redeemable preferred stock on a balance sheet of the Corporation in accordance with Generally Accepted Accounting Principles. The Auditors' Determination shall
(i) set forth in reasonable detail all relevant facts considered by the Auditors in connection therewith, (ii) set forth all applicable accounting principles and assumptions used, and (iii) set forth in reasonable detail or attach copies of all legal, expert and other advice or information used by the Auditors in reaching their conclusion. To the extent any facts are assumed for purposes of either the Corporation's conclusion or the Auditor's Determination, the validity of such conclusion or determination shall depend upon such assumed facts being true and complete in all material respects.

        "Blackout Period" means the period of up to 20 consecutive days after the date the Corporation notifies the holders of shares of Series D Preferred Stock that they are required, pursuant to Section 3.c.(4) of the Exchange Agreement, to suspend offers and sales of Registrable Securities as a result of an event or circumstance described in Section 3.b.(5)(A) of the Exchange Agreement, which period commences after the date which is 90 days after the date of the Closing and during which period, by reason of Section 3.b.(5)(B) of the Exchange Agreement, the Corporation is not required to amend any Registration Statement or to supplement the Prospectus relating to any Registration Statement; provided, however, that such period may be up to 30 consecutive days if the Corporation so elects in accordance with Section 3.b.(5)(B) of the Exchange Agreement, subject to the limitations provided therein.

        "Board of Directors" or "Board" means the Board of Directors of the Corporation.

        "Business Combination Redemption Percentage" means 118% with respect to a redemption of shares of Series D Preferred Stock in accordance with Section 9(b)(6).

        "Business Combination Redemption Price" means an amount in cash equal to the product obtained by multiplying (A) the sum of (i) $1,000 plus (ii) an amount equal to the accrued but unpaid dividends on the share of Series D Preferred Stock to be redeemed and any Arrearage Interest on dividends thereon in arrears to the date of payment of the redemption price pursuant to Section 9(b)(6) times (B) the Business Combination Redemption Percentage.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

        "Cash and Cash Equivalent Balances" of any Person on any date shall be determined from such Person's books maintained in accordance with Generally Accepted Accounting Principles, and means, without duplication, the sum of (1) the cash accrued by such Person and its subsidiaries on a consolidated basis on such date and available for use by such Person and its subsidiaries on such date and (2) all assets which would, on a consolidated balance sheet of such Person and its subsidiaries prepared as of such date in accordance with Generally Accepted Accounting Principles, be classified as cash or cash equivalents.

        "Common Stock" means the Common Stock, $0.001 par value, of the Corporation or any shares of capital stock into which such stock shall be changed or reclassified after the Issuance Date.

        "Control Notice" means a Control Notice substantially in the form set forth in Section 13(e).

        "Conversion Agent" means BankBoston, N.A., as Conversion Agent for the Series D Preferred Stock.

        "Conversion Date" means the date on which a Conversion Notice is actually received by the Conversion Agent, whether by mail, courier, personal service, telephone line facsimile transmission or other means, in case of a conversion of shares of Series D Preferred Stock pursuant to Section 9(a).

        "Conversion Notice" means a Notice of Conversion of Series D Convertible Preferred Stock substantially in the form set forth in Section 13(a).

        "Conversion Price" means the lesser of (a) $1.125 per share (subject to equitable adjustments from time to time on terms reasonably acceptable to the Majority Holders for (i) stock splits, (ii) stock dividends, (iii) combinations,
(iv) capital reorganizations, (v) issuance to all holders of Common Stock of rights or warrants to purchase shares of Common Stock, (vi) distribution by the Corporation to all holders of Common Stock of evidences of indebtedness of the Corporation or cash (other than regular quarterly cash dividends), (vii) Tender Offers by the Corporation or any Subsidiary for, or other repurchases of shares of, Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than 10% of the Common Stock outstanding, and (viii) similar events relating to the Common Stock, in each case which occur, or with respect to which "ex-" trading of the Common Stock begins, on or after the date this Certificate of Designation is filed with the Secretary of State of the State of Delaware and on or before the applicable Conversion Date) and (b) on any Conversion Date, 90% of the lowest per share Trading Price during the applicable Measurement Period for such Conversion Date in a trade in which neither the Holder nor any of its Affiliates was the seller, subject to adjustment in the case of such clause (a) and clause (b) in accordance with Section 10 (b).

        "Converted Restriction Amount" means on any date of determination a number of shares of Common Stock equal to 4.9% of the shares of Common Stock outstanding on such date.

        "Corporation Notice" means a Corporation Notice substantially in the form set forth in Section 13(c).

        "Dividend Payment Date" means each February 1, May 1, August 1 and November 1.

        "Exchange Agreement" means the Exchange Agreement, dated as of December 10, 1998, by and between the Corporation and the several original holders of the Senior Subordinated Convertible Notes pursuant to which such Senior Subordinated Convertible Notes will be exchanged for shares of Series D Preferred Stock.

        "Generally Accepted Accounting Principles" for any Person means the generally accepted accounting principles and practices applied by such Person from time to time in the preparation of its audited financial statements.

        "Holder Notice" means a Holder Notice substantially in the form set forth in Section 13(d).

        "Indebtedness" as used in reference to any Person means all indebtedness of such Person for borrowed money, the deferred purchase price of property, goods and services and obligations under leases which are required to be capitalized in accordance with Generally Accepted Accounting Principles and shall include all such indebtedness guaranteed in any manner by such Person or in effect guaranteed by such Person through a contingent agreement to purchase and all indebtedness for the payment or purchase of which such Person has contingently agreed to advance or supply funds and all indebtedness secured by mortgage or other lien upon property owned by such Person, although such Person has not assumed or become liable for the payment of such indebtedness, and, for all purposes hereof, such indebtedness shall be treated as though it has been assumed by such Person.

        "Initial Reserve Amount" means 6,285,000 shares of Common Stock reserved by the Corporation for issuance upon conversion of the shares of Series D Preferred Stock.

        "Issuance Date" means the date of original issuance of the shares of Series D Preferred Stock pursuant to the Exchange Agreement.

        "Junior Dividend Stock" means, collectively, the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation ranking junior as to dividends to the Series D Preferred Stock.

        "Junior Liquidation Stock" means, collectively, the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation ranking junior as to liquidation rights to the Series D Preferred Stock.

        "Liquidation Preference" means, for each share of Series D Preferred Stock, the sum of (i) $1,000, plus (ii) an amount equal to the accrued but unpaid dividends and any Arrearage Interest on dividends thereon in arrears with respect to each such share to the date of final distribution to the holders of shares of Series D Preferred Stock in connection with the liquidation, dissolution or winding up of the Corporation.

        "Majority Holders" means at any time the holders of shares of Series D Preferred Stock which shares constitute a majority of the outstanding shares of Series D Preferred Stock outstanding at such time.

        "Market Price" of any security on any date means the closing bid price of such security on such date on the Nasdaq or such other securities exchange or other market on which such security is listed for trading which constitutes the principal securities market for such security, as reported by Bloomberg, L.P.

        "Measurement Period" means with respect to any Conversion Date, the period consisting of 12 consecutive Trading Days ending on and including the Trading Day immediately preceding such Conversion Date.

        "Nasdaq" means The Nasdaq National Market.

        "Nasdaq SmallCap" means The Nasdaq SmallCap Market.

        "1934 Act" means the Securities Exchange Act of 1934, as amended.

        "1933 Act" means the Securities Act of 1933, as amended.

        "NYSE" means the New York Stock Exchange, Inc.

        "Optional Redemption Date" means the date which is three Business Days after a holder of shares of Series D Preferred Stock who is entitled to redemption rights under Section 10(a) and 10(b) gives a Holder Notice.

        "Optional Redemption Event" means any one of the following events:

                (1) For any period of five consecutive Trading Days following the Issuance Date there shall be no reported sale price of the Common Stock on any of the Nasdaq, the Nasdaq SmallCap, the NYSE or the AMEX;


                (2) The Common Stock ceases to be listed for trading on the Nasdaq, the Nasdaq SmallCap, the NYSE or the AMEX;

                (3) Any consolidation or merger of the Corporation or any subsidiary of the Corporation with or into another entity or other business combination transaction involving the Corporation or any subsidiary of the Corporation (other than a merger or consolidation of a subsidiary of the Corporation into the Corporation or a wholly-owned subsidiary of the Corporation) where the stockholders of the Corporation immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such transaction immediately following such transaction or the common stock of such surviving corporation is not listed for trading on the Nasdaq, the Nasdaq SmallCap, the NYSE or the AMEX; or the sale of all or substantially all of the assets of the Corporation and its subsidiaries;

                (4) The adoption of any amendment to the Certificate of Incorporation of the Corporation (other than any certificate designating a series of preferred stock of the Corporation which does not contravene the rights of the holders of shares of Series D Preferred Stock) which materially and adversely affects the rights of the holders of shares of Series D Preferred Stock in respect of their interest in the Common Stock in a different and more adverse manner than it affects the rights of holders of Common Stock generally or the taking of any other action which materially and adversely affects the rights of the holders of Series D Preferred Stock;

                (5) The inability of any holder of shares of Series D Preferred Stock for (x) (i) 20 days (whether or not consecutive) or (ii) if in accordance with Section 3.b.(5)(B) of the Exchange Agreement the Corporation elects a Blackout Period of up to 30 consecutive days which commences more than 90 days after the Issuance Date, such greater number of days as shall equal the number of days the Blackout Period so elected is in effect (but in no event more than 30 days), in either the case of such clause
(i) or such clause (ii) during the period commencing on the Issuance Date and ending on the first anniversary of the Issuance Date or (y) 60 days (whether or not consecutive) subsequent to August 29, 1997, to sell shares of Common Stock issued or issuable upon conversion of shares of Series D Preferred Stock pursuant to any Registration Statement (1) by reason of the requirements of the 1933 Act, the 1934 Act or any of the rules or regulations under either thereof or (2) due to such Registration Statement containing any untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any other failure of such Registration Statement to comply with the rules and regulations of the SEC; or

                (6) The Corporation shall fail or default in the timely performance of any material obligation to a holder of shares of Series D Preferred Stock under the terms of this Certificate of Designation or under the Exchange Agreement or any other agreement or document entered into in connection with the issuance of shares of Series D Preferred Stock, as such agreements and instruments may be amended from time to time.

        "Optional Redemption Percentage" means 118%.

        "Optional Redemption Price" means an amount in cash equal to the product obtained by multiplying (a) the sum of (i) $1,000 plus (ii) an amount equal to the accrued but unpaid dividends on the share of Series D Preferred Stock to be redeemed and any Arrearage Interest on dividends thereon in arrears to the applicable Optional Redemption Date times (b) the Optional Redemption Percentage.

        "Parity Dividend Stock" means any class or series or the Corporation's capital stock ranking, as to dividends, on a parity with the Series D Preferred Stock.

        "Parity Liquidation Stock" means any class or series of the Corporation's capital stock ranking, as to liquidation rights, on a parity with the Series D Preferred Stock.

        "Permitted Indebtedness" means (i) Indebtedness which is outstanding and which would be reflected on a balance sheet of the Corporation as of the Issuance Date prepared in accordance with Generally Accepted Accounting Principles and (ii) Indebtedness incurred to finance (A) inventory or (B) the lease or purchase of equipment (which Indebtedness shall be secured by such equipment) used in the Corporation's business, the outstanding amount thereof which does not exceed $10,000,000 during the first year after the Issuance Date, $15,000,000 during the second year after the Issuance Date and $30,000,000 during the third year after the Issuance Date.

        "Person" means an individual, partnership, corporation, limited liability company, trust, incorporated organization, unincorporated association, joint stock company, government, governmental agency or political subdivision.

        "Redemption Date" means December 30, 1998.

        "Redemption Notice" means a Redemption Notice substantially in the form set forth in Section 13(d).

        "Redemption Price" means an amount in cash equal to the product obtained by multiplying (i) the sum of (A) $1,000 plus (B) an amount equal to the accrued but unpaid dividends on such share of Series D Preferred Stock to be redeemed and any Arrearage Interest on dividends thereon in arrears to the date of payment of the Redemption Price times (ii) 130%.

        "Registrable Securities" means the shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock and the shares of Common Stock issuable as dividends on the Series D Preferred Stock, and any stock or other securities into which or for which the Common Stock may hereafter be changed, converted or exchanged by the Corporation or its successor, as the case may be, and any other securities issued to holders of such Common Stock (or such shares into which or for which such shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, merger, consolidation or similar transaction or event.

        "Registration Statement" shall have the meaning provided in the Exchange Agreement.

        "SEC" means the United States Securities and Exchange Commission.

        "Senior Dividend Stock" means the Series C Preferred Stock of the Corporation and any other class or series of capital stock of the Corporation ranking senior as to dividends to the Series D Preferred Stock.

        "Senior Liquidation Stock" means the Series C Preferred Stock of the Corporation and any other class or series of capital stock of the Corporation ranking senior as to liquidation rights to the Series D Preferred Stock.

        "Series D Preferred Stock" means the Series D Convertible Preferred Stock of the Corporation.

        "Stockholder Approval" shall have the meaning provided in the Exchange Agreement.

        "Tender Offer" means a tender offer or exchange offer.

        "Trading Day" means a day on whichever of (x) the national securities exchange or (y) the Nasdaq which at the time constitutes the principal securities market for the Common Stock is open for general trading of securities.

        "Trading Price" on any date means the lowest sale price (regular way) for one share of the Common Stock on such date, on the first applicable among the following: (a) the national securities exchange on which the shares of Common Stock are listed which constitutes the principal securities market for the Common Stock, (b) Nasdaq, (c) Nasdaq SmallCap or (d) such other securities market which constitutes the principal securities market for the Common Stock, in any such case as reported by Bloomberg, L.P. or if no such sale prices are so reported, then the representative bid price of the Common Stock as quoted by a broker or dealer which is a member firm of the NASD (in each such case subject to equitable adjustment from time to time on terms reasonably acceptable to the Majority Holders for (i) stock splits, (ii) stock dividends, (iii) combinations, (iv) capital reorganizations, (v) issuance to all holders of Common Stock of rights or warrants to purchase shares of Common Stock at a price per share less than the Trading Price which would otherwise be applicable, (vi) the distribution by the Corporation to all holders of Common Stock of evidences of indebtedness of the Corporation or cash (other than regular quarterly cash dividends), (vii) Tender Offers by the Corporation or any subsidiary of the Corporation or other repurchases of shares of Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than 10% of the Common Stock outstanding, and (viii) similar events relating to the Common Stock, in each such case which occur on or after the Issuance Date); provided, however, that if on any Trading Day there shall be no reported sale price (regular way) of such security, the "Trading Price" on such Trading Day shall be the lowest sale price (regular way) of such security on the Trading Day next preceding such Trading Day on which a sale price (regular way) for such security has been so reported.

        2. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series D Convertible Preferred Stock", and the number of shares constituting the Series D Preferred Stock shall be 6,285 and shall not be subject to increase. The Corporation shall not issue any shares of Series D Preferred Stock after the Issuance Date, except that on or prior to May 31, 1999 the Corporation may issue up to 1,500 shares of Series D Preferred Stock (and no more) to MMC/GATX in exchange for indebtedness of the Corporation to MMC/GATX on a basis of one share of Series D Preferred Stock for each $1,000 of such indebtedness.

        3. SERIES D PREFERRED STOCK CAPITAL. The amount to be represented in the capital account for the Series D Preferred Stock at all times for each outstanding share of Series D Preferred Stock shall be an amount at least equal to the sum of (1) $1,000 plus (2) to the extent that the Corporation has surplus in its capital account, an amount equal to the accrued but unpaid dividends on such share of Series D Preferred Stock and any Arrearage Interest on dividends thereon in arrears to the date of determination plus (3) to the extent that the Corporation has surplus in its capital account, an amount equal to the product obtained by multiplying (a) the sum of (1) $1,000 plus (2) an amount equal to the accrued but unpaid dividends on such share of Series D Preferred Stock and any Arrearage Interest on dividends thereon in arrears to the date of determination times (b) 18%. Upon original issuance of each share of Series D Preferred Stock, an amount equal to $1,000 shall be credited to the Series D Preferred Stock capital account of the Corporation and, to the extent at such time the Corporation has surplus in its capital account, an amount equal to the amount specified in the preceding clause (3) (or so much thereof as is in surplus) shall be transferred from surplus to the Series D Preferred Stock capital account. If at any time the Corporation shall have credited to the Series D Preferred Stock capital account less than the full amount required by the preceding clauses (1) through (3), then (x) if at any time thereafter the Corporation has surplus in its capital account, the Corporation immediately shall transfer surplus to the Series D Preferred Stock capital account to the extent available and necessary to satisfy the requirements of the preceding clauses (1) through (3), (y) notwithstanding the particular shares of Series D Preferred Stock in respect of which an amount in excess of $1,000 per share of Series D Preferred Stock shall have been transferred to the Series D Preferred Stock capital account, any amount in excess of $1,000 for each outstanding share of Series D Preferred Stock shall be treated as Series D Preferred Stock capital pro rata for all outstanding shares of Series D Preferred Stock and (z) upon any conversion of a share of Series D Preferred Stock, an amount equal to $0.001 per share of Common Stock issued upon such conversion shall be credited to the Common Stock capital account and the balance in the Series D Preferred Stock capital account in respect of such converted share of Series D Preferred Stock shall be retained in the Series D Preferred Stock capital account, to the extent required under the preceding clauses (1) through (3). Nothing in this Section 3 shall require the Corporation in a balance sheet prepared in accordance with Generally Accepted Accounting Principles to reflect more than $1,000 per share in Series D Preferred Stock capital for purposes of such balance sheet, if such presentation would not be in accordance with Generally Accepted Accounting Principles, so long as the notes to any such balance sheet make adequate disclosure of the requirements of this Section 3 and the capital accounts of the Corporation for purposes of the General Corporation Law of the State of Delaware.

        4. RANK. The shares of Series D Preferred Stock shall rank junior to the Series C Preferred Stock of the Corporation, but senior to the Series A Preferred Stock and the Common Stock of the Corporation, and senior to any shares of any other series of Preferred Stock or any shares of any other class of preferred stock of the Corporation, now issued or hereafter issued (unless otherwise consented to in writing by the Majority Holders in advance of the issuance thereof), as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

        5. DIVIDENDS AND DISTRIBUTIONS.

                (a) The holders of shares of Series D Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate of $55 per annum per share, and no more (except as otherwise provided herein), which shall be fully cumulative, shall accrue without interest (except as otherwise provided herein as to dividends in arrears) from the date of original issuance of each share of Series D Preferred Stock and shall be payable quarterly on each Dividend Payment Date of each year commencing February 1, 1999 (except that if any such date is not a Business Day, then such dividend shall be payable on the next succeeding day that is a Business Day) to holders of record as they appear on the stock books of the Corporation on such record dates, not more than ten nor less than five days preceding the payment dates for such dividends, as shall be fixed by the Board. Notwithstanding any other provision hereof, the rate of dividends on the shares of Series D Preferred Stock shall be subject to increase in accordance with Section 10(b)(4).

        Dividends on the Series D Preferred Stock shall be paid in cash or, subject to the limitations in Section 5(b), shares of Common Stock or any combination of cash and shares of Common Stock, at the option of the Corporation as hereinafter provided. The amount of the dividends payable per share of Series D Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends not paid on a Dividend Payment Date, whether or not such dividends have been declared, will bear Arrearage Interest until paid. No dividends or other distributions, other than dividends payable solely in shares of any Junior Dividend Stock, shall be paid or set apart for payment on any shares of Junior Dividend Stock, and no purchase, redemption, or other acquisition shall be made by the Corporation of any shares of Junior Dividend Stock unless and until all accrued and unpaid dividends on the Series D Preferred Stock and Arrearage Interest on dividends in arrears at the rate specified herein shall have been paid or declared and set apart for payment.

        If at any time any dividend on any Senior Dividend Stock shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series D Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock, including the full dividends for the then current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any Parity Dividend Stock for any period unless all accrued but unpaid dividends (and Arrearage Interest on dividends in arrears) have been, or contemporaneously are, paid or declared and set apart for such payment on the Series D Preferred Stock. No full dividends shall be paid or declared and set apart for payment on the Series D Preferred Stock for any period unless all accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the Series D Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Series D Preferred Stock (and Arrearage Interest on dividends in arrears) and the Parity Dividend Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series D Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series D Preferred Stock and the Parity Dividend Stock bear to each other.

        Any references to "distribution" contained in this Section 5 shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

                (b) If the Corporation elects in the exercise of its sole discretion to issue shares of Common Stock in payment of dividends on the Series D Preferred Stock with respect to any Dividend Payment Date, the Corporation shall (1) give notice to the holders of the Series D Preferred Stock at least 14 days prior to the applicable Dividend Payment Date of the Corporation's election to exercise such right and (2) deliver, or cause to be delivered, by the third Trading Day after such Dividend Payment Date to each holder of such shares the number of whole shares of Common Stock arrived at by dividing the per share Conversion Price (determined as if the applicable Dividend Payment Date were a Conversion Date) of such shares of Common Stock into the total amount of cash dividends such holder would be entitled to receive if the aggregate dividends on the Series D Preferred Stock held by such holder which are being paid in shares of Common Stock were being paid in cash; provided, however, that if shares of Common Stock for such dividend are not delivered to holders of Series D Preferred Stock on or prior to the third Trading Day after a Dividend Payment Date, then the Corporation shall not be entitled to pay such dividend in shares of Common Stock and such dividend, together with Arrearage Interest from the applicable Dividend Payment Date, shall be payable solely in cash. No fractional shares of Common Stock shall be issued in payment of dividends. In lieu thereof, the Corporation shall pay cash in an amount equal to the product of (x) the Trading Price of the Common Stock for the 12 consecutive Trading Days ending on and including the Trading Day immediately preceding such Dividend Payment Date times (y) the fraction of a share of Common Stock which would otherwise be issuable by the Corporation. The Corporation shall not exercise its right to issue shares of Common Stock in payment of dividends on Series D Preferred Stock if:

                (1) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, together with the number of shares of Common Stock held in the Corporation's treasury, is insufficient to pay the portion of such dividends to be paid in shares of Common Stock;

                (2) the issuance or delivery of shares of Common Stock as a dividend payment would require registration with or approval of any governmental authority under any law or regulation, and such registration or approval has not been effected or obtained;

                (3) the shares of Common Stock to be issued as a dividend payment have not been authorized for listing, upon official notice of issuance, on any securities exchange or market on which the Common Stock is then listed; or have not been approved for quotation if the Common Stock is traded in the over-the-counter market;

                (4) the Conversion Price (determined as if the applicable Dividend Payment Date were a Conversion Date) is less than the par value of one share of Common Stock;

                (5) the shares of Common Stock to be issued as a dividend (A) cannot be sold or transferred without restriction by holders of shares of Series D Preferred Stock who receive such shares of Common Stock as a dividend payment and who are not Affiliates of the Corporation or (B) are no longer listed on the NYSE, the AMEX or the Nasdaq;

                (6) the issuance of shares of Common Stock in payment of dividends on Series D Preferred Stock held by any holder of shares of Series D Preferred Stock would result in such holder (including all Aggregated Persons of such holder) beneficially owning more than 4.9% of the Common Stock, determined as provided in the proviso to the second sentence of Section 9(a)(1) or would result in the issuance to such holder (including all Aggregated Persons of such holder) of an aggregate number of shares of Common Stock upon conversion of shares of Series D Preferred Stock or in payment of dividends on shares of Series D Preferred Stock in excess of the 4.9% limitation provided in Section 9(a)(2);

                (7) an Optional Redemption Event shall have occurred and on the applicable Dividend Payment Date any holder of shares of Series D Preferred Stock shall be entitled to exercise optional redemption rights under Section 10 hereof by reason of such Optional Redemption Event or shall have exercised such optional redemption rights and the Corporation shall not have paid the applicable Optional Redemption Price.

        Shares of Common Stock issued in payment of dividends on Series D Preferred Stock pursuant to this Section shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Common Stock of the Corporation; the issuance and delivery thereof is hereby authorized; and the dispatch in full thereof will be, and for all purposes shall be deemed to be, payment in full of the cumulative dividends to which holders are entitled on the applicable Dividend Payment Date.

                (c) Neither the Corporation nor any subsidiary of the Corporation shall (1) make any Tender Offer for outstanding shares of Common Stock, unless the Corporation contemporaneously therewith makes an offer, or (2) enter into an agreement regarding a Tender Offer for outstanding shares of Common Stock by any Person other than the Corporation or any subsidiary of the Corporation, unless such Person agrees with the Corporation to make an offer, in either such case to each holder of outstanding shares of Series D Preferred Stock to purchase for cash at the time of purchase in such Tender Offer the same percentage of shares of Series D Preferred Stock held by such holder as the percentage of outstanding shares of Common Stock offered to be purchased in such Tender Offer at a price per share of Series D Preferred Stock equal to the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000 plus
(2) an amount equal to the accrued but unpaid dividends on such share of Series D Preferred Stock and any Arrearage Interest on dividends thereon in arrears to the date of purchase pursuant to this Section 5(c) by (b) 0.9 and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock which would, but for the purchase pursuant to such Tender Offer, be issuable on conversion in accordance with Section 9(a) of one share of Series D Preferred Stock if a Conversion Notice were given by the holder of such share of Series D Preferred Stock on the date of purchase pursuant to such Tender Offer (determined without regard to any limitation on beneficial ownership contained in the second sentence of Section 9(a)(1) or in Section 9(a)(2) times (y) the price per share of Common Stock offered in such Tender Offer.

        6. LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series D Preferred Stock equal to the Liquidation Preference, and no more, before any payment shall be made or any assets distributed to the holders of Junior Liquidation Stock; provided, however, that such rights shall accrue to the holders of Series D Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preference of the holders of Senior Liquidation Stock are fully met. After the liquidation preferences of the Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock and any Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series D Preferred Stock and the Parity Liquidation Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities, or other property in and of itself will be considered a liquidation, dissolution, or winding up of the Corporation.

        7. NO SINKING FUND. The shares of Series D Preferred Stock shall not be entitled to the benefits of any sinking fund for the redemption or repurchase of shares of Series D Preferred Stock.

        8. REDEMPTION AT OPTION OF CORPORATION.

                (a) Optional Redemption.

                (1) So long as (x) the Corporation shall be in compliance in all material respects with its obligations to the holders of the Series D Preferred Stock (including, without limitation, its obligations under the Exchange Agreement and this Certificate of Designation) and (y) on the date the Corporation gives the Redemption Notice and on the Redemption Date, the Corporation has Cash and Cash Equivalent Balances (excluding investment securities) which are sufficient, after taking into account the Corporation's cash requirements during the period from the date the Redemption Notice is given to the Redemption Date, to pay the Redemption Price of the shares of Series D Preferred Stock to be redeemed, the Corporation shall have the right to redeem all or any part of the outstanding shares of Series D Preferred Stock pursuant to this Section 8(a) at the Redemption Price. In order to exercise it right of redemption under this Section 8(a), the Corporation shall give a Redemption Notice to the holders of shares of Series D Preferred Stock not less than 20 or more than 30 days prior to the Redemption Date.

                (2) On the Redemption Date (or such later date as a holder of shares of Series D Preferred Stock shall surrender to the Corporation the certificate(s) for the shares of Series D Preferred Stock redeemed), the Corporation shall pay to or upon the order of each holder of shares of Series D Preferred Stock by wire transfer of immediately available funds to such account as shall be specified for such purpose by such holder in an amount equal to the Redemption Price of all of such holder's shares of Series D Preferred Stock to be redeemed. A holder of shares of Series D Preferred Stock which are redeemed pursuant to this Section 8(a) shall not be entitled to payment of the Redemption Price of such shares of Series D Preferred Stock until such holder shall have surrendered the certificate(s) for such shares of Series D Preferred Stock to the Corporation or, in the case of the loss, theft or destruction of any such certificate, given indemnity in accordance with Section 14(b). If the Corporation shall fail to pay the Redemption Price of any shares of Series D Preferred Stock in full when due, then the amount thereof shall bear interest to the extent not prohibited by applicable law at the rate of 12% per annum from the due date thereof until paid in full.

                (3) Notwithstanding the giving of a Redemption Notice, each holder of shares of Series D Preferred Stock shall be entitled to convert in accordance with Section 9 any shares of Series D Preferred Stock which are to be redeemed at any time prior to (1) the

Redemption Date or (2) if the Corporation fails to pay the Redemption Price in full to such holder on the Redemption Date, the date on which the Corporation pays the Redemption Price in full to such holder for all shares of Series D Preferred Stock to be redeemed from such holder.

                (4) Any redemption of shares of Series D Preferred Stock pursuant to this Section 8(a) shall be made as nearly as practical pro rata from all holders of shares of Series D Preferred Stock outstanding, subject to reduction of the shares of Series D Preferred Stock to be redeemed from any holder by reason of conversions of shares of Series D Preferred Stock of such holder between the date the Redemption Notice is given and the Redemption Date.

                (5) Upon receipt by the Corporation from a holder of shares of Series D Preferred Stock of certificates for shares of Series D Preferred Stock evidencing a greater number of shares of Series D Preferred Stock than the number of shares of Series D Preferred Stock to be redeemed in accordance with this Section 8(a), the Corporation shall, within three Trading Days after such surrender, issue and deliver to or upon the order of such holder a new certificate for the balance of shares of Series D Preferred Stock, if any.

                (b) No Other Redemption at the Option of the Corporation. Except as otherwise specifically provided in Section 8(a), the Corporation shall not have any right to redeem any shares of Series D Preferred Stock at the option of the Corporation.

        9. CONVERSION.

                (a) Conversion at Option of Holder.

                (1) Conversion Right. The holders of the Series D Preferred Stock may convert at any time all or from time to time any part of their outstanding shares of Series D Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. Commencing on the Issuance Date, and at any time thereafter, each share of Series D Preferred Stock may be converted at the office of the Corporation or at such additional office or offices, if any, as the Board of Directors may designate, into such number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) determined by dividing (x) the sum of (i) $1,000 plus (ii) an amount equal to the accrued but unpaid dividends on the share of Series D Preferred Stock being converted and any Arrearage Interest on dividends thereon in arrears to the applicable Conversion Date by (y) the Conversion Price on the applicable Conversion Date; provided, however, that in no event shall any holder of shares of Series D Preferred Stock be entitled to convert any shares of Series D Preferred Stock in excess of that number of shares of Series D Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such holder (including shares of Common Stock beneficially owned by all Aggregated Persons of such holder) (other than shares of Common Stock deemed beneficially owned by such holder or any Aggregated Person of such holder through the ownership of (x) unconverted shares of Series D Preferred Stock and (y) the unconverted or unexercised portion of any instrument which contains limitations similar to those set forth in this sentence) and (2) the number of shares of Common Stock issuable upon the conversion of the number of shares of Series D Preferred Stock with respect to which the determination in this proviso is being made, would result in beneficial ownership by such holder and all Aggregated Persons of such holder of more than 4.9% of the outstanding shares of Common Stock.

                (2) Certain Limitations on Conversion Rights. Notwithstanding any other provision of this Certificate of Designation, in no event shall any holder of shares of Series D Preferred Stock be entitled on any date to convert a number of shares of Series D Preferred Stock in excess of that number of shares of Series D Preferred Stock upon conversion of which such holder and any Aggregated Person of such holder would have acquired, through conversion of shares of Series D Preferred Stock or otherwise, a number of shares of Common Stock in excess of the Converted Restriction Amount during the 30-day period ending on and including the date of the determination being made pursuant to this Section 9(a)(2) (other than shares of Common Stock deemed beneficially owned by such holder or any Aggregated Person of such holder through the ownership of (x) unconverted shares of Series D Preferred Stock and (y) the unconverted or unexercised portion of any instrument which contains limitations similar to those set forth in this sentence).

                (3) Beneficial Ownership. For purposes of the proviso to the second sentence of Section 9(a)(1) and for purposes of Section 9(a)(2), (x) beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13D-G thereunder, except as otherwise provided in clause
(1) of the proviso to the second sentence of Section 9(a)(1) or as provided in
Section 9(a)(2) and (y) the Corporation shall be entitled to rely, and shall be fully protected in relying, on any statement or representation made by a holder of shares of Series D Preferred Stock to the Corporation in connection with a particular conversion, without any obligation on the part of the Corporation to make any inquiry or investigation or to examine its records or the records of any transfer agent for the Common Stock and without any liability of the Corporation with respect thereto.

                (b) Other Provisions.

                (1) The holders of shares of Series D Preferred Stock at the close of business on the record date for any dividend payment to holders of Series D Preferred Stock shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof after the record date for such dividend payment date or the Corporation's default in payment of the dividend due on such dividend payment date; provided, however, that the holder of shares of Series D Preferred Stock converted during the period between the close of business on any record date for a dividend payment and the opening of business on the corresponding dividend payment date must pay to the Corporation, within five days after receipt by such holder, an amount equal to the dividend payable on such shares on such dividend payment date if such dividend is paid by the Corporation to such holder. A holder of shares of Series D Preferred Stock on a record date for a dividend payment who (or whose transferee) converts any of such shares into shares of Common Stock on or after such dividend payment date will receive the dividend payable by the Corporation on such shares of Series D Preferred Stock on such dividend payment date, and the converting holder need not make any payment of the amount of such dividend in connection with such conversion of shares of Series D Preferred Stock. Except as provided above, no adjustment shall be made in respect of cash dividends on Common Stock or Series D Preferred Stock that may be accrued and unpaid at the date of conversion of shares of Series D Preferred Stock.

                (2) The right of the holders of Series D Preferred Stock to convert their shares shall be exercised by delivering (which may be made by telephone line facsimile transmission, which shall be conclusively deemed for all purposes of this Certificate of Designation to have been given on the date sent if the sender shall have received electronic confirmation of the receipt by the Conversion Agent of such facsimile transmission) to the Conversion Agent a Conversion Notice at the address or telephone line facsimile number provided in the form of Conversion Notice set forth in Section 13(a) (or such other address or facsimile number of the Conversion Agent as shall be provided by the Corporation by notice to the holders of the shares of Series D Preferred Stock), with a copy to the Corporation at its address or telephone line facsimile number provided in or pursuant to Section 14 (a); provided, however, that any failure or delay in giving a copy of a Conversion Notice to the Corporation shall not affect the validity of or Conversion Date for such Conversion Notice. The number of shares of Common Stock to be issued upon each conversion of shares of Series D Preferred Stock shall be the number set forth in the applicable Conversion Notice, which number shall be conclusive absent manifest error. The Corporation shall notify a holder who has given a Conversion Notice of any claim of manifest error within three Trading Days after such holder gives such Conversion Notice, and no such claim of error shall limit or delay performance of the Corporation's obligation to issue upon such conversion the number of shares of Common Stock which are not in dispute. A Conversion Notice shall be deemed for all purposes to be in proper form unless the Corporation notifies a holder of shares of Series D Preferred Stock being converted within three Trading Days after a Conversion Notice has been given (which notice shall specify all defects in such Conversion Notice), and any Conversion Notice containing any such defect shall nonetheless be effective on the date given if the converting holder agrees to correct all such defects promptly.

                (3) If a holder of Series D Preferred Stock elects to convert any shares of Series D Preferred Stock in accordance with Section 9(a), such holder shall not be required to surrender the certificate(s) representing such shares of Series D Preferred Stock physically to the Corporation unless all of the shares of Series D Preferred Stock represented thereby are so converted. Each holder of shares of Series D Preferred Stock and the Corporation shall maintain records showing the number of shares so converted and the dates of such conversions or shall use such other method, satisfactory to such holder and the Corporation, so as to not require physical surrender of such certificates upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any shares of Series D Preferred Stock evidenced by a particular certificate therefor are converted as aforesaid, the holder of Series D Preferred Stock may not transfer the certificate(s) representing such shares of Series D Preferred Stock unless such holder first physically surrenders such certificate(s) to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such holder of shares of Series D Preferred Stock new certificate(s) of like tenor, registered as such holder of shares of Series D Preferred Stock (upon payment by such holder of shares of Series D

Preferred Stock of any applicable transfer taxes) may request, representing in the aggregate the remaining number of shares of Series D Preferred Stock represented by such certificate(s). Each holder of shares of Series D Preferred Stock, by acceptance of a certificate for such shares, acknowledges and agrees that (1) by reason of the provisions of this paragraph, following conversion of any shares of Series D Preferred Stock represented by such certificate, the number of shares of Series D Preferred Stock represented by such certificate may be less than the number of shares stated on such certificate and (2) the Corporation may place one or more legends on the certificates for shares of Series D Preferred Stock which refers to or describes the provisions of this paragraph. The Corporation may by notice to any holder of shares of Series D Preferred Stock require such holder to surrender the certificate(s) for such holder's shares of Series D Preferred Stock in exchange for issuance by the Corporation of one or more new certificates for the number of shares evidenced by the certificate(s) so surrendered.

                (4) The Corporation shall pay any transfer tax arising in connection with any conversion of shares of Series D Preferred Stock except that the Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series D Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. A holder of shares of Series D Preferred Stock who converts such shares shall be responsible for the amount of any withholding tax payable in connection with such conversion.

                (5) (A) The Corporation shall duly reserve and at all times prior to the Stockholder Approval will continue to reserve 6,285,000 shares of its authorized and unissued Common Stock, free from preemptive rights, for issuance upon conversion of the shares of Series D Preferred Stock (subject to reduction from time to time for shares of Common Stock issued upon conversion of shares of Series D Preferred Stock). From and after the date of the Stockholder Approval, the Corporation will duly reserve, free from preemptive rights, for issuance upon conversion of the shares of Series D Preferred Stock a number of shares of its authorized and issued Common Stock equal to 175% of the number of shares of Common Stock which would be issuable on conversion of all authorized shares of Series D Preferred Stock on the Issuance Date if all of such shares of Series D Preferred Stock were outstanding on such date (determined without regard to the limitations on conversion continued in Section 9(a)), subject to reduction from time to time for shares of Common Stock issued upon conversion of shares of Series D Preferred Stock. The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) equal to the number of shares of Common Stock (or such common stock) issuable upon conversion of the Series D Preferred Stock outstanding, determined without regard to any limitation on beneficial ownership contained in Section 9(a), are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion, subject to the provisions of the next succeeding paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series D Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series D Preferred Stock on the new basis. If at any time the number of authorized but unissued shares of Common Stock shall be insufficient to permit the Corporation to reserve such number of shares of Common Stock, the Corporation promptly shall seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient to meet such requirement.

                (B) The Initial Reserve Amount shall be allocated among the shares of Series D Preferred Stock at the time of initial issuance thereof pro rata based on the total number of authorized shares of Series D Preferred Stock provided in Section 2. Each certificate for shares of Series D Preferred Stock initially issued shall bear a notation as to the number of shares constituting the portion of the Initial Reserve Amount allocated to the shares of Series D Preferred Stock represented by such certificate for purposes of conversion thereof. Upon surrender of any certificate for shares of Series D Preferred Stock for transfer or re-registration thereof (or, at the option of the holder of such certificate, for conversion pursuant to Section 9(a) of less than all of the shares of Series D Preferred Stock represented thereby), the Corporation shall make a notation on the new certificate issued upon such transfer or re-registration or evidencing such unconverted shares, as the case may be, as to the number of shares of Common Stock from the Initial Reserve Amount remaining available for conversion of the shares of Series D Preferred Stock evidenced by such new certificate. If any certificate for shares of Series D Preferred Stock is surrendered for division into two or more certificates representing an aggregate number of shares of Series D Preferred Stock equal to the number of shares of Series D Preferred Stock represented by the certificate so surrendered (as reduced by any contemporaneous conversion of shares of Series D Preferred Stock represented by the certificate so surrendered), each certificate issued on such division shall bear a notation of the portion of the Initial Reserve Amount allocated thereto determined by pro rata allocation of the remaining portion of the Initial Reserve Amount allocated to the certificate so surrendered. If any shares of Series D Preferred Stock represented by a single certificate are converted in full pursuant to Section 9, all of the portion of the Initial Reserve Amount allocated to such shares of Series D Preferred Stock which remains unissued after such conversion shall be re-allocated pro rata to the outstanding shares of Series D Preferred Stock held of record by the holder of record at the close of business on the date of such conversion of the shares of Series D Preferred Stock so converted, and if there shall be no other shares of Series D Preferred Stock held of record by such holder at the close of business on such date, then such portion of the Initial Reserve Amount shall be allocated pro rata among the shares of Series D Preferred Stock outstanding at the close of business on such date. The provisions of this Section 9(b)(5)(B) shall be inapplicable after the Stockholder Approval is obtained. If shares of Series D Preferred Stock are not issued to MMC/GATX in accordance with Section 2, the shares from the Initial Reserve Amount which were available for allocation to such shares of Series D Preferred Stock shall be allocated to the issued shares of Series D Preferred Stock pro rata based on the amounts thereof initially issued.

                (6) (A) In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly-owned subsidiary of the Corporation) in which the Corporation is not the surviving corporation, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that each holder of shares of Series D Preferred Stock then outstanding shall have the right thereafter to convert such shares of Series D Preferred Stock into the kind of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or share exchange by a holder of shares of Common Stock into which such shares of Series D Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer, or share exchange and on a basis which preserves the economic benefits of the conversion rights of the holders of shares of Series D Preferred Stock on a basis as nearly as practical as such rights exist hereunder prior thereto. If, in connection with any such consolidation, merger, sale, transfer, or share exchange, each holder of shares of Common Stock is entitled to elect to receive securities, cash, or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series D Preferred Stock the right to elect prior to the completion of such transaction the securities, cash, or other assets into which the Series D Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made, and the effect of failing to exercise the election). Notwithstanding the forgoing, in connection with any such merger, consolidation, sale, transfer or exchange, the Corporation shall have the right, in lieu of making provision for preservation of economic benefits of the conversion rights of the holders of shares of Series D Preferred Stock, to redeem all outstanding shares of Series D Preferred Stock immediately after completion of such transaction at a redemption price per share of Series D Preferred Stock in cash equal to the Business Combination Redemption Price. Such right of redemption shall be exercised by notice from the Corporation to the holders of shares of Series D Preferred Stock stating that the Corporation is exercising its redemption right under this Section 9(b)(5), which notice shall be given at least 20 days and not more than 30 days prior to completion of such transaction and shall specify that such redemption shall occur on the Business Day immediately following the date of completion of such transaction. On the date specified in such notice (or such later date as a holder of shares of Series D Preferred Stock surrenders such holder's certificates for shares of Series D Preferred Stock redeemed) the Corporation shall make payment in immediately available funds of the applicable Business Combination Redemption Price to each holder of shares of Series D Preferred Stock to be redeemed to such account as specified by such holder in writing to the Corporation at least one Business Day prior to such payment of the Business Combination Redemption Price. A holder of shares of Series D Preferred Stock which are redeemed pursuant to this Section 9(b)(5) shall not be entitled to payment of the Business Combination Redemption Price of such shares of Series D Preferred Stock until such holder shall have surrendered the certificate(s) for such shares of Series D Preferred Stock to the Corporation or, in the case of the loss, theft or destruction of any such certificate, given indemnity in accordance with
Section 13(b). If the Corporation shall fail to pay the Business Combination Redemption Price of any shares of Series

D Preferred Stock in full when due, then the amount thereof shall bear interest to the extent not prohibited by applicable law at the rate of 12% per annum from the due date thereof until paid in full. Notwithstanding the giving of a notice of redemption pursuant to this Section 9(b)(6), each holder of shares of Series D Preferred Stock shall be entitled to convert in accordance with this Section 9 any shares of Series D Preferred Stock which are to be redeemed at any time prior to (1) the redemption date specified in the notice of redemption or (2) if the Corporation fails to pay the Business Combination Redemption Price in full to such holder when due, the date on which the Corporation pays the Business Combination Redemption Price in full to such holder for all shares of Series D Preferred Stock to be redeemed from such holder. The Corporation shall not effect any such transaction unless it shall have complied with the provisions of this paragraph. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, or share exchanges.

                (B) Whenever the Corporation shall propose to take any of the actions specified in this Section 9(b)(6), the Corporation shall cause a notice to be mailed, at least 20 days prior to the date on which the books of the Corporation will close or on which the security holders entitled to participate in such transaction will be determined, to the holders of record of the outstanding Series D Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be.

                (7) Upon receipt by the Conversion Agent from a holder of shares of Series D Preferred Stock of a Conversion Notice, the Corporation shall issue and deliver or cause to be issued and delivered to or upon the order of such holder certificates for the Common Stock issuable upon such conversion by the close of business on the third Trading Day after such Conversion Notice is received, and as of the close of business on the date of such receipt such holder (or such holder's assignee) shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares of Series D Preferred Stock so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash, or other assets, as herein provided, on such conversion. If a holder of Series D Preferred Stock shall have given a Conversion Notice in accordance with the terms of this Certificate of Designation, the Corporation's obligation to issue and deliver the certificates for Common Stock issuable upon such conversion shall be absolute and unconditional, irrespective of any action or inaction by the converting holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any Person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Corporation to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder or any other Person of any obligation to the Corporation, or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such holder in connection with such conversion; provided, however, that nothing herein shall limit or prejudice the right of the Corporation to pursue any such claim in any other manner permitted by applicable law.

        The occurrence of an event which requires an equitable adjustment of the Trading Price as contemplated by the definition thereof in Section 1 shall in no way restrict or delay the right of any holder of shares of Series D Preferred Stock to receive shares of Common Stock upon conversion of shares of Series D Preferred Stock, and the Corporation shall use its best efforts to implement each such adjustment on terms reasonably acceptable to the Majority Holders within two Trading Days after such occurrence.

        If the Corporation fails to issue and deliver the certificates for the Common Stock to the holder converting shares of Series D Preferred Stock as and when required to do so, in addition to any other liabilities the Corporation may have hereunder and under applicable law (1) the Corporation shall pay or reimburse such holder on demand for all out-of-pocket expenses, including, without limitation, reasonable fees and expenses of legal counsel, incurred by such holder as a result of such failure, (2) the Conversion Price applicable to such conversion shall be reduced by one-tenth of a percentage point from the Conversion Price otherwise applicable to such conversion for each Trading Day during the period from the date the Corporation was required to deliver such shares of Common Stock to the date the Corporation so delivers such shares of Common Stock; provided, however, that in no event shall any such reduction be made for any Trading Day in such period which is after the date which is 120 days after the date the Corporation was required to deliver such shares of Common Stock in connection with such conversion, and (3) such holder may by written notice or oral notice (promptly confirmed in writing) given at any time prior to delivery to such holder of the certificates for the shares of Common Stock issuable upon such conversion of shares of Series D Preferred Stock, rescind such conversion, whereupon such holder shall have the right to convert such shares of Series D Preferred Stock thereafter in accordance herewith; provided, however, that the Corporation shall not be liable to any holder of shares of Series D Preferred Stock under the preceding clause (1) or clause (2) to the extent the failure of the Corporation to deliver or to cause to be delivered such shares of Common Stock results from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, or any similar event outside the control of the Corporation (it being understood that the action or failure to act of the Conversion Agent shall not be deemed an event outside the control of the Corporation except to the extent resulting from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, the bankruptcy, liquidation or reorganization of the Conversion Agent under any bankruptcy, insolvency or other similar law or any similar event outside the control of the Conversion Agent). A holder of shares of Series D Preferred Stock who has given a Conversion Notice shall notify the Corporation in writing (or by telephone conversation, confirmed in writing) as promptly as practicable after becoming aware that shares of Common Stock issued upon such conversion have not been received as provided in this Section 9(b)(7).

                (8) No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred Stock but, in lieu of any fraction of a share of Common Stock and the related right which would otherwise be issuable in respect of the aggregate number of shares of Series D Preferred Stock surrendered for conversion at one time by the same holder, the Corporation shall pay in cash to such holder at the time of issuance of shares of Common Stock in connection with such conversion an amount equal to the product of (i) the arithmetic average of the Market Price of a share of Common Stock on the three consecutive Trading Days ending on the Trading Day immediately preceding the Conversion Date times
(ii) such fraction of a share of Common Stock

        10. REDEMPTION UPON AN OPTIONAL REDEMPTION EVENT.

                (a) Redemption Right Upon Optional Redemption Event. If an Optional Redemption Event occurs, then each holder of shares of Series D Preferred Stock shall have the right, at such holder's option, to require the Corporation to redeem all of such holder's shares of Series D Preferred Stock, or any portion thereof, on the date that is three Business Days after the date of the Holder Notice given with respect to such Optional Redemption Event. Each holder of shares of Series D Preferred Stock shall have the right to require the Corporation to redeem all or any such portion of such holder's shares of Series D Preferred Stock if an Optional Redemption Event occurs at any time while any of such holder's shares of Series D Preferred Stock are outstanding at a price per share of Series D Preferred Stock equal to the Optional Redemption Price.

                (b) Notices; Method of Exercising Optional Redemption Rights,
Etc.

                (1) On or before the fifth Business Day after the occurrence of an Optional Redemption Event, the Corporation shall give to each holder of outstanding shares of Series D Preferred Stock a Corporation Notice of the occurrence of such Optional Redemption Event and of the redemption right set forth herein arising as a result thereof. The Corporation Notice shall set forth:

                (A) the date by which the optional redemption right must be exercised, which date shall be at least 30 days after the date such Corporation Notice is given, and

                (B) a description of the procedure (set forth below) which each such holder must follow to exercise such holder's optional redemption right.

        No failure of the Corporation to give a Corporation Notice or defect therein shall limit the right of any holder of shares of Series D Preferred Stock to exercise the optional redemption right or affect the validity of the proceedings for the redemption of such holder's shares of Series D Preferred Stock.

                (2) To exercise its optional redemption right, each holder of outstanding shares of Series D Preferred Stock shall deliver to the Corporation on or before the thirtieth day after a Corporation Notice is given to such holder (or if no Corporation Notice has been given to such holder, within forty days after such holder first learns of the Optional Redemption Event) a Holder Notice to the Corporation setting forth the name of such holder and the number of such holder's shares of Series D Preferred Stock to be redeemed. A Holder Notice may be revoked by such holder giving such Holder Notice by giving notice of such revocation to the Corporation at any time prior to the time the Corporation pays the Optional Redemption Price to such holder.

                (3) If a holder of shares of Series D Preferred Stock shall have given a Holder Notice, on the date which is three Business Days after the date such Holder Notice is given (or such later date as such holder surrenders such holder's certificates for the shares of Series D Preferred Stock redeemed) the Corporation shall make payment in immediately available funds of the applicable Optional Redemption Price to such account as specified by such holder in writing to the Corporation at least one Business Day prior to the applicable redemption date. A holder of shares of Series D Preferred Stock which are redeemed pursuant to this Section shall not be entitled to payment of the Optional Redemption Price of such shares of Series D Preferred Stock until such holder shall have surrendered the certificate(s) for such shares of Series D Preferred Stock to the Corporation or, in the case of the loss, theft or destruction of any such certificate, given indemnity in accordance with Section 14(b).

                (4) Notwithstanding any other provision of this Certificate of Designation, if an Optional Redemption Event occurs by reason of the occurrence of an event described in clause (1), (2) or (3) of the definition of the term Optional Redemption Event, and such occurrence is by reason of events which are not solely within the control of the Corporation, the Corporation shall have the right to give a Control Notice to the holders of shares of Series D Preferred Stock at any time after such Optional Redemption Event occurs and prior to the earlier of (1) the date on which all holders of shares of Series D Preferred Stock who had the right (other than as limited by this Section 10(b)(4)) to require redemption of any shares of Series D Preferred Stock by reason of the occurrence of such Optional Redemption Event no longer have such right and (2) the applicable Optional Redemption Date by reason of the earliest Holder Notice given by any holder of shares of Series D Preferred Stock by reason of such Optional Redemption Event. If the Corporation timely gives such Control Notice and an Adjustment Notice (which may be combined in a single notice) to the holders of shares of Series D Preferred Stock, then in lieu of payment of the Optional Redemption Price by reason of any such Optional Redemption Event and commencing on the first date on which such Optional Redemption Event occurs the following adjustments shall take effect:

                (A) In the case of an Optional Redemption Event described in clause (1) of the definition of the term Optional Redemption Event, for a period of 180 days after the occurrence of such Optional Redemption Event (i) the Conversion Price will be 80% of the amount which the Conversion Price would otherwise be and (ii) the cumulative dividend shall accrue on each share of the Series D Preferred Stock at the rate of $180 per annum.

                (B) In the case of an Optional Redemption Event described in clause (2) of the definition of the term Optional Redemption Event, for so long as such Optional Redemption Event continues (i) the Conversion Price will be 80% of the amount which the Conversion Price would otherwise be and (ii) the cumulative dividend shall accrue on each share of Series D Preferred Stock at the rate of $180 per annum.

                (C) In the case of an Optional Redemption Event described in clause (3) of the definition of the term Optional Redemption Event, for so long as any shares of Preferred Stock are outstanding (i) the Conversion Price will be 70% of the amount which the

Conversion Price would otherwise be and (ii) the cumulative dividend shall accrue on each share of Series D Preferred Stock at the rate of $300 per annum.

        For purposes of this Section 10(b)(4), an Optional Redemption Event described in clause (1), (2) or (3) of the definition of the term Optional Redemption Event shall be deemed to have occurred by reason of events which are not solely within the control of the Corporation if a requirement of the Corporation to redeem, or a right of any holder of shares of Series D Preferred Stock to require redemption of, shares of Series D Preferred Stock by reason thereof would result in the Corporation being required to classify the Series D Preferred Stock as redeemable preferred stock on a balance sheet of the Corporation prepared in accordance with Generally Accepted Accounting Principles, and, in the case of an Optional Redemption Event described in clause
(3) of the definition of the term Optional Redemption Event, the Board or the stockholders of the Corporation do not have the right to approve or disapprove the transactions resulting in such event.

                (c) Other.

                (1) If the Corporation fails to pay in full when due the Optional Redemption Price for the number of shares of Series D Preferred Stock specified in a Holder Notice, then the amount thereof shall bear interest to the extent not prohibited by applicable law at the rate of 12% per annum from the due date thereof until paid in full.

                (2) In connection with a redemption pursuant to this Section 10 of less than all of the shares of Series D Preferred Stock evidenced by a particular certificate, promptly, but in no event later than three Business Days after surrender of such certificate to the Corporation, the Corporation shall issue and deliver to such holder a replacement certificate for the shares of Series D Preferred Stock evidenced by such certificate which have not been redeemed.

                (3) A Holder Notice given by a holder of shares of Series D Preferred Stock shall be deemed for all purposes to be in proper form unless the Corporation notifies such holder in writing within three Business Days after such Holder Notice has been given (which notice shall specify all defects in the Holder Notice), and any Holder Notice containing any such defect shall nonetheless be effective on the date given if such holder promptly undertakes in writing to correct all such defects. Notwithstanding the absence of any such undertaking from such holder, no such claim of error shall limit or delay performance of the Corporation's obligation to redeem all shares of Series D Preferred Stock not in dispute.

        11. VOTING RIGHTS; CERTAIN RESTRICTIONS.

                (a) Voting Rights. Except as otherwise required by law or expressly provided herein, shares of Series D Preferred Stock shall not be entitled to vote on any matter.

                (b) Certificate of Incorporation; Certain Stock. The affirmative vote or written consent of the Majority Holders, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the

Corporation's Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the rights, preferences or privileges of the Series D Preferred Stock, or (2) the creation or issuance of any Senior Dividend Stock or Senior Liquidation Stock; provided, however, that any increase in the authorized Preferred Stock of the Corporation or the creation and issuance of any stock which is both Junior Dividend Stock and Junior Liquidation Stock shall not be deemed to affect materially and adversely such rights, preferences or privileges and any such increase or creation and issuance may be made without any such vote by the holders of Series D Preferred Stock except as otherwise required by law; and provided further, however, that no such amendment, alteration or repeal shall (i) reduce the Optional Redemption Price, Redemption Price or the amount payable to a holder of shares of Series D Preferred Stock pursuant to Section 5(c), (ii) reduce the percentage in, or otherwise change the definition of Majority Holders, (iii) change the method of calculating the Conversion Price in a manner adverse to the holders of shares of Series D Preferred Stock or reduce the number of shares of Common Stock issuable upon any conversion of shares of Series D Preferred Stock or (iv) amend, modify or repeal any provision of this Section 11(b), unless in each such case referred to in the preceding clauses (i) through (iv) such amendment, modification or repeal has been approved by the affirmative vote or written consent of the holders of all outstanding shares of Series D Preferred Stock, voting separately or as a class.

                (c) Repurchases of Series D Preferred Stock. The Corporation shall not repurchase or otherwise acquire any shares of Series D Preferred Stock (other than pursuant to Section 8(a)) unless the Corporation offers to repurchase or otherwise acquire simultaneously a pro rata portion of each holder's shares of Series D Preferred Stock for cash at the same price per share.

                (d) Other. So long as any shares of Series D Preferred Stock are outstanding:

                (1) Limitation on Indebtedness. The Corporation will not itself, and will not permit any subsidiary of the Corporation to, create, assume, incur, in any manner become liable in respect of, including, without limitation, by reason of any business combination transaction, or suffer to exist (all of which are referred to herein as "incurring"), any Indebtedness other than Permitted Indebtedness.

                (2) Payment of Obligations. The Corporation will pay and discharge, and will cause each subsidiary of the Corporation to pay and discharge, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings.

                (3) Maintenance of Property; Insurance.

                (A) The Corporation will keep, and will cause each subsidiary of the Corporation to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

                (B) The Corporation will maintain, and will cause each subsidiary of the Corporation to maintain, with financially sound and responsible insurance companies, insurance in at least such amounts and against such risks as are usually insured against in the same geographic region by companies of comparable size that are engaged in the same or a similar business, subject to customary deductibles.

                (4) Conduct of Business and Maintenance of Existence. The Corporation will continue, and will cause each subsidiary of the Corporation to continue, to engage in business of the same general type as conducted by the Corporation and such subsidiaries at the time this Certificate of Designation is filed with the Secretary of State of the State of Delaware, and will preserve, renew and keep in full force and effect, and will cause each subsidiary of the Corporation to preserve, renew and keep in full force and effect, their respective corporate existence and their respective material rights, privileges and franchises necessary or desirable in the normal conduct of business.

                (5) Compliance with Laws. The Corporation will comply, and will cause each subsidiary of the Corporation to comply, in all material respects with all applicable laws, ordinances, rules, regulations, decisions, orders and requirements of governmental authorities and courts (including, without limitation, environmental laws) except (i) where compliance therewith is contested in good faith by appropriate proceedings or (ii) where non-compliance therewith could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Corporation and its subsidiaries taken as a whole.

                (6) Investment Company Act. The Corporation will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended, or any successor provision.

                (7) Transactions with Affiliates. The Corporation will not, and will not permit any subsidiary of the Corporation to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or Indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with, any joint enterprise or other joint arrangement with, any Affiliate of the Corporation, except, on terms to the Corporation or such subsidiary no less favorable than terms that could be obtained by the Corporation or such subsidiary from a Person that is not an Affiliate of the Corporation, as determined in good faith by the Board of Directors.

        12. OUTSTANDING SHARES. For purposes of this Certificate of Designation, all shares of Series D Preferred Stock shall be deemed outstanding except (i) from the date a Conversion Notice is given by a holder of Series D Preferred Stock, all shares of Series D Preferred Stock converted into Common Stock and
(ii) from the date of registration of transfer, all shares of Series D Preferred Stock held of record by the Corporation or any subsidiary or

Affiliate (as defined herein) of the Corporation (other than any original holder of shares of Series D Preferred Stock) and (iii) from the applicable Redemption Date, Optional Redemption Date or date of redemption pursuant to Section 9(b)(6)(A), all shares of Series D Preferred Stock which are redeemed, so long as in each case the Redemption Price, Optional Redemption Price or Business Combination Redemption Price, as the case may be, of such shares of Series D Preferred Stock shall have been paid by the Corporation as and when due hereunder.

                13. FORMS OF NOTICES.

                        (a) Notice of Conversion of Series D Convertible
                Preferred Stock.

                              NOTICE OF CONVERSION
                                       OF
                      SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                          SHAMAN PHARMACEUTICALS, INC.

TO:     BankBoston, N.A.,
           as Conversion Agent
        150 Royall Street
        Canton, Massachusetts 02021
        Attention:  Client Administration
        Facsimile No.:  (781) 575-2549

cc:     Shaman Pharmaceuticals, Inc.
        213 East Grand Avenue
        South San Francisco, California  94080
        Attention:  Chief Financial Officer
        Facsimile No.: (650) 873-8367

        (1) Pursuant to the terms of the Series D Convertible Preferred Stock (the "Preferred Stock"), of Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), the undersigned (the "Holder") hereby elects to convert _______________ shares of the Preferred Stock, including accrued and unpaid dividends per share of $________ and Arrearage Interest per share of $________ into shares of Common Stock, $0.001 par value (the "Common Stock"), of the Corporation, at a Conversion Price per share of Common Stock of $________ or such other securities into which the Preferred Stock is currently convertible. Capitalized terms used in this Notice and not otherwise defined herein have the respective meanings provided in the Certificate of Designation of Series D Convertible Preferred Stock.

        (2) The number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock to which this Notice relates is _________________.

        (3) Check (and complete, if applicable) one of the following:

            /__/ (A) Set forth below or on a schedule which accompanies this Notice are the Trading Prices during the Measurement Period applicable to this Notice and an indication of the Trading Price used to determine the Conversion Price set forth above.

                             Date                                Trading Price

                      1.     __________________________   $____________________

                      2.     __________________________   $____________________

                      3.     __________________________   $____________________

                      4.     __________________________   $____________________

                      5.     __________________________   $____________________

                      6.     __________________________   $____________________

                      7.     __________________________   $____________________

                      8.     __________________________   $____________________

                      9.     __________________________   $____________________

                      10.    __________________________   $____________________

                      11.    __________________________   $____________________

                      12.    __________________________   $____________________


            /__/ (B) The conversion to which this Notice relates is based on the fixed Conversion Price specified in clause (a) of the definition of such term in the Certificate of Designation.

            (4) Please issue certificates for the number of shares of Common Stock or other securities into which such number of shares of Preferred Stock is convertible in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:


-----------------------------------    -----------------------------------------
      Name                                    Name


-----------------------------------    -----------------------------------------
      Address                                 Address


-----------------------------------    -----------------------------------------
      SS or Tax ID Number                     SS or Tax ID Number

        (5) The undersigned hereby represents to the Corporation that the exercise of conversion rights contained in this Notice does not violate the provisions of Section 9(a) of this Certificate of Designation relating to beneficial ownership in excess of 4.9% of the Common Stock.

        (6) If the shares of Common Stock issuable upon conversion of the Preferred Stock have not been registered for resale under the 1933 Act, as amended (the "1933 Act") and are not being offered or sold pursuant to Rule 144 under the 1933 Act (or any successor or replacement rule or provision), the Holder represents and warrants that (i) the shares of Common Stock not so registered are being acquired for the account of the Holder for investment, and not with a view to, or for resale in connection with, the public distribution thereof other than pursuant to registration under the 1933 Act or an exemption from registration under the 1933 Act, and that the Holder has no present intention of distributing or reselling the shares of Common Stock not so registered other than pursuant to registration under the 1933 Act or an exemption from registration under the 1933 Act and (ii) the Holder is an "accredited investor" as defined in Regulation D under the 1933 Act. The Holder further agrees that (A) the shares of Common Stock not so registered shall not be sold or transferred unless (i) they first shall have been registered under the 1933 Act, (ii) the Corporation first shall have been furnished with an opinion of legal counsel reasonably satisfactory to the Corporation to the effect that such sale or transfer is exempt from the registration requirements of the 1933 Act or (iii) such shares are offered or sold pursuant to Rule 144 under the 1933 Act (or any successor or replacement rule or provision), and (B) until such shares are registered for resale under the 1933 Act, the Corporation may place a legend on the certificate(s) for the shares of Common Stock not so registered to that effect and place a stop-transfer restriction in its records relating to the shares of Common Stock not so registered, all in accordance with the Exchange Agreement by which the Holder is bound.


Date _________________________      ____________________________________________
                                    Signature of Holder
                                    (Must be signed exactly as name
                                    appears on the Preferred Stock Certificate.)

                (b) Form of Redemption Notice.

                                REDEMPTION NOTICE
                 (SECTION 8(a) OF CERTIFICATE OF DESIGNATION OF
                      SERIES D CONVERTIBLE PREFERRED STOCK)

TO:
   ------------------------------
          (Name of Holder)

        (1) Pursuant to the terms of the Series D Convertible Preferred Stock (the "Preferred Stock"), Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), hereby notifies the above-named holder (the "Holder") that the Corporation is exercising its right to redeem _____________ shares of Preferred Stock held by the Holder in accordance with Section 8(a) of the Certificate of Designation of the Series D Convertible Preferred Stock (the "Certificate of Designation"):

        (2) The Redemption Date is December 30, 1998.

        (3) The Redemption Price per share of Preferred Stock is $___________.

        (4) Upon surrender to the Corporation of the certificate(s) for the shares of Preferred Stock to be redeemed (but in no event earlier than the Redemption Date), the Corporation will make payment of the applicable Redemption Price in accordance with the Certificate of Designation.

        (5) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Certificate of Designation.




                                       SHAMAN PHARMACEUTICALS, INC.



                                       By
                                          --------------------------------------
                                          Title:

                (c) Form of Corporation Notice.

                               CORPORATION NOTICE
               (SECTION 10(b)(1) OF CERTIFICATE OF DESIGNATION OF
                      SERIES D CONVERTIBLE PREFERRED STOCK)

TO:
   ------------------------------
          (Name of Holder)

        (1) An Optional Redemption Event described in the Certificate of Designation (the "Certificate of Designation") of Series D Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), occurred on ____________________, ____. As a result of such Optional Redemption Event, the above-named holder (the "Holder") is entitled to exercise its optional redemption rights pursuant to Section 10(b)(2) of the Certificate of Designation.

                (2) The Holder's optional redemption right must be exercised on or before ____________, ____.

                (3) At or before the date set forth in the preceding paragraph
(2), the Holder must deliver to the Corporation:

                (a) a Holder Notice, in the form set forth in Section 13(d) of the Certificate of Designation; and

                (b) the certificates for the shares of Preferred Stock to be redeemed, duly endorsed for transfer to the Corporation the shares to be redeemed.

                (4) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Certificate of Designation.


Date                                   SHAMAN PHARMACEUTICALS, INC.
    -----------------------------


                                       By
                                         ---------------------------------------
                                         Title:

                (d) Form of Holder Notice.

                                  HOLDER NOTICE
               (SECTION 10(b)(2) OF CERTIFICATE OF DESIGNATION OF
                      SERIES D CONVERTIBLE PREFERRED STOCK)

TO: SHAMAN PHARMACEUTICALS, INC.

        (1) Pursuant to the terms of the Series D Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), the undersigned hereby elects to exercise its right to require redemption by the Corporation pursuant to Sections 10(a) and 10(b) of the Certificate of Designation of Series D Convertible Preferred Stock (the "Certificate of Designation") of __________ shares of Preferred Stock at an Optional Redemption Price per share in cash equal to the product obtained by multiplying (a) the sum of (i) $1,000 plus (ii) an amount equal to $____ for the accrued but unpaid dividends on each share of Series D Preferred Stock to be redeemed and any Arrearage Interest on dividends thereon in arrears to the date of redemption times (b) 118%.

        (2) The aggregate Optional Redemption Price of all shares of Preferred Stock to be redeemed from the undersigned is $____.

        (3) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Certificate of Designation.


Date:                                  NAME OF HOLDER:
     --------------------------




                                       By
                                         ---------------------------------------
                                         Signature of Registered Holder
                                         (Must be signed exactly as name
                                         appears on the stock certificate.)

                (e) Form of Control Notice.

                                 CONTROL NOTICE
               (SECTION 10(b)(4) OF CERTIFICATE OF DESIGNATION OF
                      SERIES D CONVERTIBLE PREFERRED STOCK)

TO:
   ------------------------------
          (Name of Holder)

        (1) Pursuant to the terms of the Series D Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"), Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), hereby notifies the above-named holder (the "Holder") that in accordance with the Certificate of Designation of the Series D Convertible Preferred Stock (the "Certificate of Designation") and by reason of events which are not solely within the control of the Corporation, on _____________(fill in date) an Optional Redemption Event subject to Section 10(b)(4) of the Certificate of Designation occurred.

        (2) Attached to this Notice is an Auditors' Determination with respect to the occurrence referred to in paragraph (1).

        (3) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Certificate of Designation.

Date                                   SHAMAN PHARMACEUTICALS, INC.
    -----------------------------


                                       By
                                         ---------------------------------------
                                         Title:

                (f) Form of Adjustment Notice.

                                ADJUSTMENT NOTICE
               (SECTIONS 10(b)(4) OF CERTIFICATE OF DESIGNATION OF
                      SERIES D CONVERTIBLE PREFERRED STOCK)

VIA FACSIMILE

TO:
   ------------------------------
          (Name of Holder)

        (1) Pursuant to the terms of the Series D Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"), Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), confirms to the above-named holder (the "Holder") of shares of Preferred Stock that on ___________ (fill in date) the Corporation gave the Holder and each other holder of shares of Preferred Stock a Control Notice in accordance with the Certificate of Designation of the Preferred Stock (the "Certificate of Designation"), and hereby notifies the Holder of the adjustments set forth below.

        (2) Effective on _________(fill in date), the Conversion Price of the Preferred Stock is ____% (fill in percentage) of the amount the Conversion Price would otherwise be without regard to adjustments pursuant to Section 10(b)(4) of the Certificate of Designation.

        (3) Effective on _________(fill in date), cumulative dividends shall accrue on each outstanding share of Preferred Stock in the amount of $______ per annum.

        (4) The foregoing adjustments to the Conversion Price and the cumulative annual dividend amount will continue in effect until a subsequent Adjustment Notice is given to the Holder.

        (5) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Certificate of Designation.


Date                                   SHAMAN PHARMACEUTICALS, INC.
    -----------------------------


                                       By
                                         ---------------------------------------
                                         Title:

        14. MISCELLANEOUS.

                (a) Notices. Any notices required or permitted to be given under the terms of this Certificate of Designation shall be in writing and shall be delivered personally (which shall include telephone line facsimile transmission) or by courier, and shall be deemed given upon receipt, (a) in the case of the Corporation, addressed to the Corporation at 213 East Grand Avenue, South San Francisco, California 94080, Attention: President and Chief Executive Officer (telephone line facsimile transmission number (650) 873-8367), or (b) in the case of any holder of shares of Series D Preferred Stock, at such holder's address or telephone line facsimile transmission number shown on the stock books maintained by the Corporation with respect to the Series D Preferred Stock or such other address as the Corporation shall have provided by notice to the holders of shares of Series D Preferred Stock in accordance with this Section or any holder of shares of Series D Preferred Stock shall have provided to the Corporation in accordance with this Section.

                (b) Replacement of Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the ownership of and the loss, theft, destruction or mutilation of any certificate for shares of Series D Preferred Stock and (1) in the case of loss, theft or destruction, of indemnity from the record holder of the certificate for such shares of Series D Preferred Stock reasonably satisfactory in form to the Corporation (and without the requirement to post any bond or other security) or (2) in the case of mutilation, upon surrender and cancellation of the certificate for such shares of Series D Preferred Stock, the Corporation will execute and deliver to such holder a new certificate for such shares of Series D Preferred Stock without charge to such holder.

               IN WITNESS WHEREOF, Shaman Pharmaceuticals, Inc. has caused this certificate to be signed by one of its officers thereunto duly authorized as of the 9th day of December, 1998.


                                       SHAMAN PHARMACEUTICALS, INC.



                                       By:   /s/  Lisa A. Conte
                                          --------------------------------------
                                          Lisa A. Conte, President and Chief
                                          Executive Officer